High Income Securities Fund N-2/A

Exhibit 99.(u)

BCIS Template

Rights Agent

SUBSCRIPTION AND RIGHTS AGENT AGREEMENT

This Subscription and Rights Agent Agreement (the “Agreement”) is entered into as of this ____day of [_____](the “Effective Date”) by and between, [CLIENT], organized and existing under the laws of [____] (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, a Company having its principal offices in Edgewood, New York (“Broadridge”).

WHEREAS, pursuant to a rights offering (the “Rights Offering”), the holders of the Company’s common stock, $__ par value per share (the “Common Stock”) will be given the right (the “Subscription Rights”) to subscribe for and purchase Common Stock registered under the Securities Act of 1933, as amended, in each case as more fully set forth in a prospectus and related offering documents (the “Offering Documents”) to be prepared by the Company and filed with the Securities and Exchange Commission for the purpose of effecting the Rights Offering; and

WHEREAS, the Company has authorized and directed the Agent to hold funds submitted by stockholders who exercise Subscription Rights (the “Subscription Funds”) in accordance with the terms and provisions of this Agreement; and

WHEREAS, upon the terms and conditions set forth in the applicable Offering Documents, the Agent will record properly exercised Subscription Rights from holders of the Common Stock on the Record Date (as defined in the applicable Offering Documents), as well as record and deposit the Subscription Funds for the purchase of the shares of Common Stock pursuant to the Rights Offering; and

WHEREAS, the Company desires that Broadridge act as Subscription Agent under the Rights Offering (the “Agent”), and Broadridge has indicated its willingness to do so.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.   Appointment of Subscription and Rights Agent.    The Company hereby confirms the appointment of Broadridge as Agent, and Broadridge hereby agrees to serve as Agent, upon the terms and conditions set forth herein.

2.   Acceptance and Receipt of Subscription Documents.

A. After receiving from the Company acknowledgement of the commencement of the Rights Offering, on the date specified by the Company, which shall be at least five (5) business days prior to the anticipated mailing date, the Agent shall mail to each holder of Common Stock as of the Record Date (a) the appropriate Offering Documents as approved by the Company (which shall specify that the exercise of Subscription Rights shall be effected, and risk of loss of Subscription Funds shall pass, only upon receipt by the Agent of the properly completed rights certificate and Subscription Funds required to effect the exercise of Subscription Rights under the Rights Offering) and (b) an envelope addressed to the Agent for use by such holder in exercising his or her Subscription Rights (the “Mailing”).

Document Number: 24120v5

Broadridge Confidential

BCIS Template

Rights Agent

B.       The Agent, upon receipt of Subscription Funds and duly, completely and correctly executed rights certificates and other documents that the Company requires for the exercise of Subscription Rights and has provided to Agent, shall create a report of the exercise of Subscription Rights and Subscription Funds received. Upon the closing of the Rights Offering and as promptly as feasible upon the Agent’s receipt of the Company’s acceptance and approval of said rights certificates, (i) the Company will authorize the Agent to no longer accept any subscription documents and to prepare the final subscription list, which list shall accurately identify the number of shares of Common Stock for which each stockholder has subscribed, for the issuance of shares in electronic book-entry form by the Company’s transfer agent and (ii) the Agent will release to the Company the aggregate Subscription Funds minus any agreed upon fees and expense reimbursements (incurred or reserved for disbursements) due to the Agent from the Company as set forth in Exhibit A (sections (i) and (ii) directly preceding constituting the “Closing”). No interest on the Subscription Funds will accrue to either the Company or the Company’s stockholders.

3.   Notification and Processing.    The Agent is hereby authorized and directed to, and hereby agrees to perform certain functions, including but not limited to the following:

A. Accept and respond to all telephone requests from stockholders for information relative to the exercise of Subscription Rights (except that Agent will not answer questions relating to the sufficiency of the consideration or the tax implications of the Rights Offering); answer questions regarding the proper method of exercising Subscription Rights, including the completion of rights certificates and other documents related to the Rights Offering; maintain a toll-free number to respond to inquiries; provide assistance to holders of Common Stock and monitor the response to the Rights Offering; enclose and re-mail the subscription documents in the Mailing to interested holders of Common Stock; and provide periodic reports as requested to the Company as to the status of the Rights Offering.

B. Date stamp each document relating to its duties hereunder when received;

C. Receive and examine all documents submitted to Agent in connection with the exercise of Subscription Rights under the Rights Offering and confirm whether such documents are executed in accordance with their terms. If Common Stock underlying a Subscription Right are held by more than one record holder, the applicable Offering Documents must be signed by each such holder; if a holder or joint holders (registrants) hold more than one position in the Company, as indicated by different accounts on the relevant record holder list, then separate, properly completed and executed subscriptions must be submitted for each such position held by that or those joint holders (registrants).

D. Return to any holders (as applicable) those rights certificates evidencing some deficiency in execution; provided, however, that in any instance where the Agent cannot reconcile such deficiencies, prior to returning the rights certificates, the Agent shall make reasonable attempts to inform such stockholder of the need to correct any such deficiency in accordance with Securities Transfer Association Guidelines and in accordance with Agent’s standard procedures in respect thereof;

Document Number: 24120v5

Broadridge Confidential

BCIS Template

Rights Agent

E. Accept rights certificates and other documents signed by persons acting in a fiduciary or representative capacity only if such capacity is properly shown on the subscriptions and proper evidence of their authority so to act has been submitted;

F. Accept subscriptions for Common Stock to be issued other than in the name that appears on the Company record stockholder list submitted for such subscription, where (i) the signature thereon is guaranteed by a financial institution which is a participant in the Securities Transfer Agents Medallion Program (“STAMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”), or The Stock Exchange Medallion Program (“SEMP”), (ii) any necessary stock transfer taxes are paid and proof of such payment is submitted or funds therefor are provided to the Agent, or it is established by the holder that no such taxes are due and payable and (iii) the “Special Issuance Instructions” on the rights certificate have been properly completed;

G. Retain all subscriptions accepted and retain such related documents pending further instructions from the Company;

H. Return at the Company’s request any and all necessary records, information and material concerning and representing unsubscribed Common Stock under the Rights Offering; and

I. Maintain on a continuing basis a list of holders of Common Stock that have not yet exercised their Subscription Rights.

4.   Concerning the Agent.

The Agent:

A.	Shall have no duties or obligations other than those set forth herein, including those described under “Included Services” on Exhibit A, and no duties or obligations shall be inferred or implied, nor shall Agent be obligated nor expected to perform those services described under “Non-Included Services” on Exhibit A;

B.	May rely on and shall be authorized and held harmless in respect of any action taken, suffered or omitted to be taken by Agent in connection with its administration of this Agreement and the exercise and performance of its duties hereunder in reliance upon any certificate, instrument, opinion, notice, letter, affidavit, power of attorney, endorsement, consent, direction, telegram, telex, facsimile transmission, email, electronic transmission or other paper or document or security delivered to you and believed by you to be genuine and to have been signed or transmitted, executed and, where necessary, verified or acknowledged by the proper party or parties

Document Number: 24120v5

Broadridge Confidential

BCIS Template

Rights Agent

C.	may rely on and shall be authorized and protected in acting or failing to act upon any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing

D.	may rely on and shall be held harmless by the Company in acting upon written or oral instructions from the Company with respect to any matter relating to its acting as Agent;

E.	may consult with counsel reasonably satisfactory to it (including counsel for the Company) and shall be held harmless by the Company in relying on the advice or opinion of such counsel in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel;

F.	shall make the final determination as to whether or not a rights certificate received by Agent is duly, completely and correctly executed in order to qualify for the Rights Offering and Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by Agent hereunder in good faith and in accordance with its determination;

G.	Shall not be obligated to take any action hereunder which might, in its reasonable judgment subject or expose it to any expense or liability unless it shall have been furnished with an indemnity satisfactory to it;

H.	shall not be required to perform any action if such action would cause Agent to violate any applicable law, regulation or court order;

I.	shall not be deemed to have any knowledge of any event which it was supposed to receive notice thereof hereunder, and Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing;

J.	shall not have any liability for or be under any responsibility in respect of any breach by the Company of any covenant or condition contained in this Agreement;

K.	shall not assume any obligations or relationship of agency or trust with any stockholder;

Document Number: 24120v5

Broadridge Confidential

BCIS Template

Rights Agent

L.	shall not be liable or responsible for any recital or statement contained in any Offering Document or any other documents relating thereto, unless such statement was provided or confirmed in writing by the Agent; and

M.	shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Offering, including without limitation obligations under applicable regulation or law.

No later than the first business day after the Mailing, the Company will provide Agent with a final list of talking points for dealing with anticipated questions from holders of Common Stock. It is understood and agreed that Agent will not provide tax advice, will not interpret tax regulations, will not opine regarding the merits of the Rights Offering, and will not provide any comments related to any legal proceedings related to the Company.

This Agreement does not contemplate any service to be provided by Agent in the case where the conditions of the Offering have not been met in a timely manner. If necessary, service to be provided by Agent under such circumstances and remuneration to Agent therefor, will be established in a mutual agreement between Agent and the Company, which will become a part of this Agreement.

5.   Compensation of the Agent by the Company.    As compensation for the services provided hereunder, Company shall pay to Agent the fees described on Exhibit A (the “Fees”). Company agrees to pay the Fees within thirty (30) days after its receipt of an invoice from Agent. If Company fails to pay any amounts due under this Agreement, Company shall, upon demand, pay interest at the rate of 1-1/2% per month (but in no event more than the highest interest rate allowable by law) on such delinquent amounts from the due date until the date of payment. Company shall be responsible for, and shall pay to Agent all third party charges incurred by Company in connection with performing the services hereunder. Company shall pay any and all taxes applicable to the provision of services hereunder in connection with this Agreement, excluding taxes based on Agent’s net income..

6.   Reminder Mailings.    The Company agrees that any follow up mailing program will be coordinated exclusively through the Agent. The Agent, or a preferred vendor of the Agent, may conduct follow up mailings through electronic mail, to the extent the email address of the intended recipient Stockholder has been provided by the Company to the Agent.

7.   Indemnification.

A.	The Company covenants and agrees to indemnify and to hold harmless Agent, its affiliates and their respective successors, and each of its and their respective current and former directors, officers, employees, consultants and affiliates (each an “Agent Indemnitee”), to the fullest extent permitted by law, against any and all penalties, fines, charges, damages, losses, costs, and other liabilities (whether direct, joint and several or otherwise), including full reimbursement for any and all fees, costs and expenses (in all such cases, whether legal or otherwise) as and when incurred by Agent (collectively, “Losses”) arising out of or relating to any suit, claim, demand, proceeding, and cause of action (“Claims”) to which Agent or an Agent Indemnitee may become subject, arising out of or incident to this Agreement, including but not limited to: (i) Agent’s good faith performance of its duties under this Agreement, (ii) Agent’s compliance with instructions set forth herein or with any instructions delivered to Agent pursuant hereto, (iii) Losses suffered or incurred as a result of defending itself against any claim or liability resulting from its actions as Agent, including any claim against Agent by any Company stockholder or the Company, (iii) Company’s breach of this Agreement or (iv) the determination and enforcement by Agent of its rights pursuant to this Agreement (including, without limitation, this Section), which covenant and agreement to indemnify shall survive the termination hereof. Promptly after the receipt by Agent of notice of any Claim, or the commencement of any action, suit, proceeding or investigation, Agent shall notify the Company thereof in writing. However, failure to so notify the Company shall not operate in any manner whatsoever to relieve the Company from any liability which it may have on account of this Section 7 if no prejudice occurs. Except in the case of an intra-party Claim, the Company shall be entitled to participate, at its own expense, in the defense of any such Claim, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such Claim. Neither Agent nor the Company shall, without the other party’s prior written consent, settle or compromise or consent to the entry of any judgment to any pending or threatened action in respect of which indemnification may be sought hereunder.

Document Number: 24120v5

Broadridge Confidential

BCIS Template

Rights Agent

B.	In the event any question or dispute arises with respect to the proper interpretation of this Agreement or Agent’s duties hereunder or the rights of the Company or of any Stockholders exercising Subscription Rights in the Rights Offering, Agent shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Agent and executed by the Company and each such stockholder and party. In addition, Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.

8.   Limitation of Liability.

A.	Notwithstanding anything in this Agreement to the contrary, Agent shall only be liable for its gross negligence or willful misconduct (each as determined by a court of competent jurisdiction).

B.	Notwithstanding anything in this Agreement to the contrary, neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF SAVINGS OR REPUTATIONAL HARM) under any provision of this Agreement or for any consequential, indirect, punitive, special or incidental damages OR LOSSES arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages OR LOSSES.

.	This Section allocates the risks under this Agreement between Agent and Company and is viewed by the parties as an integral part of the business arrangement between them. The pricing and other terms and conditions of this Agreement and any schedule hereto reflect this allocation of risk and the limitations specified herein.

Document Number: 24120v5

Broadridge Confidential

BCIS Template

Rights Agent

9.   Further Assurance.    From time-to-time and after the date hereof, the Company shall deliver or cause to be delivered to the Agent such further documents and instruments and shall do and cause to be done such further acts as the Agent shall reasonably request (it being understood that the Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

10.   Representations, Warranties and Covenants.    The Company represents, warrants and covenants that: (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) the making and consummation of the Rights Offering and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which it is a party or is bound; (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding and enforceable obligation of it; (d) the Rights Offering will comply in all material respects with all applicable requirements of law; and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Rights Offering. Agent represents, warrants and covenants that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and (b) this Agreement has been duly executed and delivered by Agent and constitutes a legal, valid, binding and enforceable obligation of it. The Company hereby acknowledges and agrees that Broadridge does not provide any legal or tax advice to the Company or any other party in connection with any provision of the services performed hereunder.

11.   Term.    The Company may terminate this Agreement at any time by providing 60 days written notification to the Agent. Agent may terminate this Agreement with or without cause by providing at least sixty (60) days’ written notice to the Company, except that Agent may terminate this Agreement immediately at any time Company has not paid in full an invoice from Agent within the time period described in Section 5 hereof. Upon the effective date of termination of this Agreement, all property then held by Agent on behalf of the Company, all canceled certificates and related documentation then held by Agent, if any, will be returned to the Company. Upon termination of this Agreement, all subscription documents received and related documentation will be returned to the Company.

Document Number: 24120v5

Broadridge Confidential

BCIS Template

Rights Agent

12. Notices. Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Agent and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, addressed as follows:

If to the Company, to:

If to the Agent, to:

Broadridge Corporate Issuer Solutions, LLC

51 Mercedes Way

Edgewood, NY 11717

Attn: Corporate Actions Department

with a copy (which shall not constitute

notice) to:

Broadridge Financial Solutions, Inc.

2 Gateway Center

Newark, New Jersey 07102,

and a copy via email to

legalnotices@broadridge.com

in each case, Attention: General Counsel

13.   Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. The parties hereby irrevocably submit to the jurisdiction of any state or federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Agreement. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14.   Assignment.    This Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of Agent and the Company and their respective successors and permitted assigns and is made solely and specifically for their benefit. No other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

15.   Amendment.    This Agreement may not be modified, amended or supplemented without an express written agreement executed by each of the parties hereto.

Document Number: 24120v5

Broadridge Confidential

BCIS Template

Rights Agent

16.   Counterparts.  This Agreement may be executed in separate counterparts, including by electric or pdf version, each of which, when executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

17.   No Joint Venture.    This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

18.   Force Majeure.    In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, natural disaster equipment or transmission failure or damage that is reasonably beyond its control, or other cause that is reasonably beyond its control (except, in the case of the Agent, for acts of subcontractors), such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

19.   Severability.    If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.   Confidentiality.    The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the fees for services set forth in the attached schedule, shall remain confidential and shall not be voluntarily disclosed to any third party (except the party’s attorneys, subcontractors, vendors, representatives, agents, advisors and affiliates), except with the written approval of the other party or as may be required by law or regulatory authority.

21.   Survival.    The provisions of Sections 4, 5, 7, 8, 9, 11, 12, 13, 17, and 19 - 22 shall survive any termination of this Agreement.

22.   Merger of Agreement.    This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

23.   Applicable Privacy Law and Territorial Limitation.

To the extent Paying Agent processes Personal Information as a service provider to the Company, Paying Agent will comply with the Applicable Privacy Law Annex, a current version of which can be found at https://www.broadridge.com/_assets/pdf/broadridge-2019-privacy_applicable_privacy_law_annex.pdf.

The services hereunder are intended for use in the United States.  Except with respect to processing of EU Personal Data as defined under Regulation (EU) 2016/679 (General Data Protection Regulation) and as described in the Annex referenced in Section 24(a), Paying Agent makes no representation that the services hereunder are appropriate or available for use outside the United States, and access to the services from territories where the services are illegal is prohibited.  Company is responsible for compliance with all local laws in connection with its use of the services.

Document Number: 24120v5

Broadridge Confidential

BCIS Template

Rights Agent

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC	[CLIENT]

By:	By:

Title:	Title:

Document Number: 24120v5

Broadridge Confidential

BCIS Template

Rights Agent

Exhibit A

AGENT FEES AND INCLUDED SERVICES

Subscription and Rights Agent Fee of $13,500, plus $15.00 for each line item on Depository Trust Company’s ATOP forms submitted to Agent.

Agent shall be entitled to reimbursement of all reasonable out-of-pocket expenses including but not limited to postage, stationery and supplies, which will be billed as incurred during the performance of Agent’s duties hereunder, including without limitation:

Out of pocket expenses

●	Postage with shared Pre-Sort savings (to be paid in advance) [1]

●	Overnight delivery / courier service / photocopy service

●	Envelopes – outer and BRE (Business Reply Envelopes) [1]

●	Brochures and enrollment materials

●	Insurance and courier fees

●	Printing of check forms and blank stock certificates

Although Agent may advance payment for these expenses and then invoice Client, there are occasions when Broadridge may require advance payment toward large expense items.

INCLUDED SERVICES

●	Designating a corporate action account manager to communicate with all parties hereto and their counsel to establish the terms, timing and procedures required to carry out Subscription Agent duties, including document review and execution of legal agreements, rights certificates and other Rights Offering documents and communication materials, project management, and on-going project updates and reporting.

●	Designating an account manager to review and become familiar with all Offering Documents and provide expert assistance to holders of Common Stock related to matters concerning the Rights Offering.

●	Preparing mailings that include name, address for the mailing of Offering Documents.

●	Collating and assembling Offering Documents and envelopes for mailing.

[1]	Rates are subject to change upon U.S. and foreign postage rate increases.

Document Number: 22114

Broadridge Confidential

BCIS Template

Rights Agent

●	Addressing and enclosing Offering Documents and return envelopes, for one-time, one-day mailing to holders of Common Stock.

●	Receiving, opening and logging in returned rights certificates.

●	Checking rights certificates for validity against master list.

●	Checking for proper execution of all of rights certificates and other documents necessary to effect a proper exercise of Subscription Rights, including W-9s (if applicable).

●	Curing defective subscriptions, including writing holders of Common Stock in connection with unsigned or improperly executed rights certificates and other Offering Documents.

●	Soliciting by mail W-9s from holders of Common Stock who have not executed them or whose TIN’s do not match our records.

●	Tracking and reporting as required the number of shares of Common Stock to which stockholders have subscribed.

●	Sealing, addressing, posting (not including postage), and providing envelopes for mailing to holders of Common Stock.

●	Providing stockholder relations services to all holders of Common Stock related to the Rights Offering, including phone, email, and regular mail inquiries.

NON-INCLUDED SERVICES

●	Beneficial Holder Distribution – Invoiced separately and at standard beneficial rates

●	Services associated with new duties, legislation or regulations which become effective after the date of this Agreement (these will be provided on an appraisal basis)

●	Reasonable legal review fees if referred to outside counsel upon receipt of prior approval of the Company

●	Overtime charges at 100% assessed in the event of late delivery of material for mailings, unless the target mail date is rescheduled

●	Dedicated Toll Free 800 Number

Document Number: 22114

Broadridge Confidential